Exhibit 23.3

KPMG Auditores, S.L.
Torre Realia
Plaça d’Europa, 41-43
08908 L’Hospitalet de Llobregat
(Barcelona)

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Social Point, S.L.

We consent to the incorporation by reference in the registration statement to be filed on May 25, 2017, on Form S-3 of Take-Two Interactive Software, Inc. of our report dated April 14, 2017, with respect to the balance sheet of Social Point, S.L. as of December 31, 2015, and the related income statement, statement of changes in equity and statement of cash flows for the year then ended, which report appears in the amendment on the Form 8-K/A of Take-Two Interactive Software, Inc. dated April 18, 2017.  As more fully disclosed in Note 2.5 to the December 31, 2015 financial statements, the audit report is qualified due to the omission of comparative financial information.  Furthermore, the audit report contains an explanatory paragraph relating to qualitative differences between Spanish Generally Accepted Accounting Principles and U.S. Generally Accepted Accounting Principles as presented in Note 18 to the financial statements.

/s/ KPMG Auditores, S.L.

KPMG Auditores, S.L.
Madrid, Spain
May 24, 2017

KPMG Auditores S.L., a limited liability Spanish company and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.

Reg. Mer Madrid, T. 11.961, F.90, Sec. 8, H. M -188.007, Inscrip. 9 N.I.F. B-78510153
Document classification: KPMG Confidential